As filed with the Securities and Exchange Commission on April 14, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMN HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1500476
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100

San Diego, California 92130

(Address, including zip code, of Principal Executive Offices)

The 2005 Amended and Restated Executive Nonqualified Excess Plan

(Full Title of the Plan)

Denise L. Jackson, Esq.

Senior Vice President, General Counsel and Secretary

AMN Healthcare Service, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

(866) 871-8519

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000	N/A	$10,000,000	$1,070

(1)	The issuance of shares of common stock of AMN Healthcare Services, Inc. (the “Company”) in connection with restricted stock units eligible to be deferred under The 2005 Amended and Restated Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”), which shares of Company common stock are to be issued under the AMN Healthcare Equity Plan, have been registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on April 12, 2006 (Registration No. 333-133227).

EXPLANATORY NOTE

The Section 10(a) prospectus is being delivered by the Company to participants in the Company’s Deferred Compensation Plan, as required by Rule 428 under the Securities Act, has been prepared in accordance with the requirements of Form S-8 and relates to deferred compensation obligations under the Deferred Compensation Plan. The information regarding the Deferred Compensation Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. The Company shall provide to participants in the Deferred Compensation Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required by Item 2 of Part I of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees is specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information previously filed with the SEC by us are hereby incorporated by reference into this registration statement:

(1)	our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 13, 2006 (including the parts of our definitive proxy statement on Schedule 14A, as filed with the SEC on March 15, 2006, incorporated by reference therein);

(2)	our current reports on Form 8-K, filed with the SEC on January 3, 2006, January 17, 2006 and February 10, 2006; and

(3)	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 26, 2001, including any amendment or report filed for the purpose of updating this description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Under the Deferred Compensation Plan, the Company will provide corporate officers and certain highly compensated employees (each a “Participant”) the opportunity to enter into agreements for the deferral of a specified percentage of their compensation as well as grants of restricted stock units. The securities being registered represent obligations (the “Obligations”) of the Company under the Deferred Compensation Plan to pay to the Participants in the Deferred Compensation Plan at a future date the value of the deferred compensation. The Obligations also represent additional amounts credited by the Company to the Participants’ account under the Deferred Compensation Plan.

Amounts credited to a Participant’s account in the Deferred Compensation Plan are credited with notional earnings based on investment measurement options under the Deferred Compensation Plan. Any restricted stock units deferred under the Deferred Compensation Plan are credited with dividend equivalents tied to dividends paid by the Company to its stockholders. Restricted stock units are settled in shares of Common Stock and other Obligations are payable in cash upon the occurrence of specified triggering events either elected by the Participants or specified in the Deferred Compensation Plan. There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Obligations may not be sold, assigned, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt. Any attempt by any person to transfer or assign benefits under the Deferred Compensation Plan other than a claim for benefits by a Participant or his or her beneficiaries will be null and void.

The Obligations are not generally convertible into any other security of the Company except that restricted stock units are settled in shares of Common Stock of the Company. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Deferred Compensation Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and. with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon it plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that. despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify any person, including persons who are not our directors and officers, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

In addition, pursuant to our Bylaws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which an such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

In addition, we have entered into indemnification agreements with certain of our officers and directors. The agreements provide indemnification to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law in third party proceedings, and in proceedings by or in our right to procure a judgment in our favor, for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee if the indemnitee acted in good faith and in a manner reasonably believed to be in our best interests or not opposed to our best interests. The agreements also provide for indemnification with respect to certain expenses. There is a two year period of limitations for causes of action asserted by or on behalf of us against the indemnitee, unless a shorter period of limitations is otherwise applicable.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

5.1	Opinion of Goodwin Procter LLP as to the legality of the deferred compensation obligations.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Page 8).

Item 9 Undertakings

A. Undertakings Pursuant to Rule 415

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of any of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein. and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Undertaking in Respect of Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 14, 2006.

AMN HEALTHCARE SERVICES, INC.

By:	/s/ SUSAN R. NOWAKOWSKI
Susan R. Nowakowski
President and Chief Executive Officer
and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Francis, Susan R. Nowakowski and David C. Dreyer, or any of them, as his true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this registration statement or amendments (including post-effective amendments) thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes and he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on April 14, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ STEVEN C. FRANCIS Steven C. Francis	Executive Chairman of the Board and Director

/s/ SUSAN R. NOWAKOWSKI Susan R. Nowakowski	President, Chief Executive Officer and Director

/s/ DAVID C. DREYER David C. Dreyer	Chief Financial Officer and Chief Accounting Officer

Douglas D. Wheat	Director

/s/ WILLIAM F. MILLER III William F. Miller III	Director

/s/ ANDREW STERN Andrew Stern	Director

/s/ KENNETH F. YONTZ Kenneth F. Yontz	Director

/s/ R. JEFFREY HARRIS R. Jeffrey Harris	Director

INDEX TO EXHIBITS

5.1	Opinion of Goodwin Procter LLP as to the legality of the deferred compensation obligations.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Page 8).